Exhibit 10.5

American Standard Companies Inc.

Supplemental Compensation Plan for Outside Directors

(Restated to include all amendments through July 7, 2006)

1.	Definitions.

(a) “Administrator” means the Secretary of the Company.

(b) “Annual Stockholders Meeting” means the annual meeting of the stockholders of the Company.

(c) “Board” means the Board of Directors of the Company.

(d) “Company” means American Standard Companies Inc. or any successor thereto by consolidation, merger or other resolution.

(e) “Fair Market Value” on any date means the closing price of a Share on such a date as reported on the New York Stock Exchange consolidated reporting system.

(f) “Participant” means any director of the Company who is not an employee of the Company or an affiliate. Participants are also referred to herein as “Outside Directors”.

(g) “Plan” means this Supplemental Compensation Plan for Outside Directors, as set forth herein and as amended from time to time.

(h) “Plan Account” means the account established for each Participant pursuant to Section 2.

(i) “Share” means a share of common stock of the Company; the number of Shares available for use under the Plan shall be 100,000.

(j) “Trust” means the Trust Agreement for the American Standard Companies Inc. Supplemental Compensation Plan for Outside Directors.

(k) “Unit” means the factor of $50,000 ($100,000 in the case of any director first elected to the Board after January 1, 1993) calculated in accordance with Section 2 of the Plan as it existed before March 7, 1996.

2.	Establishment of Plan Accounts.

The Administrator shall establish a Plan Account hereunder for each Participant as soon as he or she becomes a member of the Board.

Whenever a Plan Account is established, the Administrator shall credit to such Plan Account, that number of Shares and fractions thereof equal in value to $50,000 ($100,000 in the case of any director first elected to the Board after January 1, 1993), with the value of a Share based on the Fair Market Value on the date immediately preceding the date that the Participant becomes a member of the Board (the “Initial Allocation”).

Any Units credited to Participants’ Plan Accounts under the terms of the Plan as it existed before March 7, 1996 shall be converted to Shares on a one for one basis.

3.	Annual Grants of Shares.

Effective on and after October 7, 2004, each Participant shall have credited to his or her Plan Account on the date immediately preceding each Annual Stockholders Meeting that number of Shares and fractions thereof equal in value to $35,000, with the value of a Share based on the Fair Market Value on such date.

4.	Shares Held in Trust.

Any Shares issued pursuant to the Plan shall be issued to and governed by the terms of the Trust. Upon the termination of a Participant’s Board membership other than for cause, such Participant (or, if such termination is due to his or her death, his or her Beneficiary) shall receive a distribution from the Trust ten (10) business days following such termination of Board membership on or after January 1, 2005, net of any required tax or other withholdings, of the Shares in his or her Plan Account. The Plan is intended to be administered in a manner consistent with the requirements, where applicable, of Section 409A of the Code. Where reasonably possible and practicable, the Plan shall be administered in a manner to avoid the imposition on Participants of immediate tax recognition and additional taxes pursuant to such Section 409A. Notwithstanding anything else contained herein to the contrary, neither the Trustee, the Administrator nor the Company shall be in breach of its obligations hereunder, nor liable for any interest or other payments, if the Trustee fails to make any payments hereunder on the stated date on which such payment is due.

5.	Forfeiture.

Upon the termination for cause of a Participant’s membership on the Board, all of the Shares and fractions thereof credited to his or her Plan Account shall revert back to the Company.

6.	Rights of Participants Regarding the Shares in their Plan Account.

A Participant shall have the right to direct the voting of a number of Shares held by the Trust that is equal to the number of Shares credited to his or her Plan Account as to all matters with respect to which such Shares are entitled to vote. From and after February 3, 2005, each Participant’s Plan Account shall be credited with an amount in cash equivalent to the dividends that would have been declared and paid (or the value of any property other than Shares that would have been distributed) in respect of a number of Shares corresponding to the number of Units credited to such Participant’s Plan Account at the record date for such dividend. Any dividend declared in Shares shall be credited to the Participant’s Plan Account in a corresponding number of Units. Except as provided below, any amounts credited to a Participant’s Plan Account in respect of such dividend equivalents shall be deemed reinvested in additional Units based on the Fair Market Value on the dividend payment date. Notwithstanding the immediately preceding sentence, if elected by a Participant upon or prior to the commencement of membership on the Board (or at such other time or times as shall be permitted by the Board in accordance with the transition relief provided under Section 409A of the Code), any dividend equivalents (other than in respect of dividends distributed in Shares) shall be deemed invested in an interest bearing account, with the interest rate to be established from time to time by the Treasurer of the Company, and such dividend equivalents and any earnings thereon shall be distributed to the Participant (or in the event of a Participant’s death, such Participant’s Beneficiary) on February 1 of the calendar year next following the year in which such dividend equivalents were credited to the Participant’s Plan Account.

7.	Changes in Capital Structure.

In the event of the payment of any dividend payable in, or the making of any distribution of, Shares to holders of record of Shares; or in the event of any stock split, combination of Shares, recapitalization or other similar change in the authorized capital stock of the Company; or in the event of the merger or consolidation of the Company into or with any other corporation or the reorganization, dissolution or liquidation of the Company; then (i) the number of Shares available for issuance under the Plan and (ii) the number of Shares subject to outstanding awards under the Plan shall be adjusted in the same manner as Shares owned by shareholders of the Company are adjusted upon the occurrence of such event.

8.	Non-assignability.

The right of a Participant or Beneficiary to the distribution provided for in the Plan shall not be assigned, transferred, pledged or encumbered or be subject in any manner to alienation or anticipation.

9.	Amendment and Termination.

The Plan may at any time be amended, modified or terminated by the Board; provided that no amendment, modification or termination shall, without the consent of a Participant, reduce the number of Shares and fractions thereof credited to such Participant’s Plan Account pursuant to Sections 2 and 3.

10.	Notices.

All notices to the Company under this Plan, including a Participant’s designation of a Beneficiary, shall be in writing and mailed or hand delivered to the Secretary of the Company at its Corporate Headquarters.

11.	Governing Law.

This Plan shall be governed by and construed in accordance with the laws of the State of New York without reference to the principles of conflict of laws of such State.

Adopted pursuant to duly authorized resolution by the Board of Directors of the Company on July 7, 2006

American Standard Companies Inc.

By:	/s/ Mary Elizabeth Gustafsson
Mary Elizabeth Gustafsson
Senior Vice President, General Counsel & Secretary

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